Part II.  FINANCIAL INFORMATION
     Item 8.     Financial Statements

                               TRIM HOLDING GROUP
                          (formerly TNT Designs, Inc.)
                          (A Development Stage Company)

                          INDEX TO FINANCIAL STATEMENTS

 ____________________________________________________________________________

                               TRIM HOLDING GROUP
                          (formerly TNT Designs, Inc.)
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

         As of and for the three months ended December 31, 2009 and 2008


                                                                  Page No.

INDEX TO FINANCIAL STATEMENTS                                      F - 1

REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM                                                    F - 2

FINANCIAL STATEMENTS

Balance Sheets
        At December 31, 2009 (audited) and 2008 (unaudited)        F - 3

Statements of Operations
	For three months ended December 31, 2009 (audited)
        and 2008 (unaudited), and the period from February
        17, 2004 (Inception) to December 31, 2009                  F - 4

Statements of Stockholders' Deficit
	For the period from February 17, 2004 (Inception)
        to December 31, 2009                                       F - 5

Statements of Cash Flows
	For three months ended December 31, 2009 (audited)
        and 2008 (unaudited), and the period from February
        17, 2004 (Inception) to December 31, 2009                  F - 6

NOTES TO FINANCIAL STATEMENTS                                 F - 7 thru F - 12


                                     F - 1




           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





BOARD OF DIRECTORS AND STOCKHOLDERS
Trim Holding Group
(formerly TNT Designs, Inc.)
(A Development Stage Company)

We have audited the accompanying balance sheet of Trim Holding Group (formerly TNT Designs, Inc.) (a development stage company) (the "Company") as of December 31, 2009, and the related statements of operations, stockholders' deficit and cash flows for the three months then ended and for the period from February 17, 2004 (inception) through December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009, and the results of its operations and cash flows for the three months then ended and for the period from February 17, 2004 (inception) through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.



/s/UHY LLP
Southfield, MI
April 15, 2010

                                    F - 2



                               TRIM HOLDING GROUP
                           (formerly TNT Designs, Inc.)
                          (A Development Stage Company)
                                 BALANCE SHEETS

                                                    December 31,
                                                        2009          2008
                                                                   (unaudited)

                                     ASSETS

Current Assets:
 Cash                                                  $    29,289 $       842
 Prepaid expense                                             8,000           -
  Total Current Assets                                      37,289         842

Other Assets:
 Deferred Stock Offering Expenses                           32,842           -
 Patent                                                 12,252,500           -
  Total Other Assets                                    12,285,342           -

TOTAL ASSETS                                           $12,322,631 $       842

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
 Accounts payable and accrued expenses                 $    58,415 $    17,002
 Due to stockholder/officer                                      -      70,482
  Total Current Liabilities                                 58,415      87,484

Commitments and Contingencies                                    -           -

Stockholders' Equity (Deficit):
 Preferred stock series 1, class P-1 par value $8.75;
  25,000,000 shares authorized; 22,000 issued and
  outstanding on December 31, 2009                         192,500           -
 Preferred stock series 1, class P-2 par value $7.00;
  75,000,000 shares authorized; 3,750,000 issued and
  outstanding on December 31, 2009, net of discount     12,252,500           -
 Common stock par value $0.0001; 400,000,000 shares
  authorized; 2,262,500 issued and outstanding on
  December 31, 2009 and 2,292,500 issued and
  outstanding on December 31, 2008                             226         229
 Additional paid-in capital                                139,182      29,221
 Deficit accumulated during the development stage         (320,192)   (116,091)
  Total Stockholders' Equity (Deficit)                  12,264,216     (86,642)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT    $12,322,631 $       842

The accompanying notes are an integral part of these financial statements.


                                   F - 3


                             TRIM HOLDING GROUP
                        (formerly TNT Designs, Inc.)
                        (A Development Stage Company)
                          STATEMENTS OF OPERATIONS

                                                                 From
                                                             February 17,
                                                            2004 (Inception)
                                    For 3 Months Ended         through
                                       December 31,          December 31,
                                    2009          2008           2009
                                               (unaudited)

Sales                          $           - $           - $          42,021
Cost of Goods Sold                         -             -            36,419
 Gross Profit                              -             -             5,602

General and Administrative
 Expenses                            110,754         3,303           325,794

Net Loss                       $    (110,754)$      (3,303)         (320,192)


Net Loss Per Share:
 Basic and Diluted             $       (0.05)$           - $           (0.14)

Weighted Average Shares
Outstanding:
 Basic and Diluted                 2,262,500     2,292,500         2,254,296

The accompanying notes are an integral part of these financial statements.


                                     F - 4


TRIM HOLDING GROUP
(formerly TNT Designs, Inc.)
(A Development Stage Company)
 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FEBRUARY 17, 2004 (INCEPTION) THROUGH DECEMBER 31, 2009

   Preferred           Preferred                             Deficit
     Stock              Stock                       Addit- Accumulated
   Series 1,           Series 1,                    ional    during
   Class P-1           Class P-2      Common Stock Paid-In Development
 Shares   Value    Shares     Value   Shares Value Capital    Stage      Total


Sale of Common Stock to Officer, at $0.0001, per share (February 17, 2004)
      - $     -         - $        - 2,000,000 200 $     - $      - $      200

Sale of Common Stock Under Private Placement, at $0.10, per share, (March to
 May 2004)
      -       -         -          -   100,000  10   9,990        -     10,000

Stock Issued for Services at $0.10, per share, (December 2004)
      -       -         -          -   100,000  10   9,990        -     10,000

Sale of Common Stock Sold Under Private Placement, at $0.10, per share, (March
 2005)
      -       -         -          -    92,500   9   9,241        -      9,250

Officer Advances & Accrued Expenses Discharged
      -       -         -          -   (30,000) (3)109,961        -    109,958

Stock issued to officer to satisfy debt at $8.75 per share (December 4, 2009)
 22,000 192,500         -          -         -   -       -        -    192,500

Stock issued as consideration for patent agreement at $7.00 per share
 (December 31, 2009), net of discount
      -       - 3,750,000 12,252,500         -   -       -        - 12,252,500

Net Loss:
 For the period February 17, 2004 (Inception) to September 30, 2009
      -       -         -          -         -   -       - (209,438)   (209,438)

 For the period October 1, 2009 to December 31, 2009
      -       -         -          -         -   -       - (110,754)   (110,754)

Balance as of December 31, 2009
 22,000 192,500 3,750,000 12,252,500 2,262,500 226 139,182 (320,192) 12,264,216


The accompanying notes are an integral part of these financial statements.


                                     F - 5


                               TRIM HOLDING GROUP
                           (formerly TNT Designs, Inc.)
                           (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS

                                                                        From
                                                                    February 17,
                                                                        2004
                                                                    (Inception)
                                               For 3 Months Ended     through
                                                  December 31,      December 31,
                                               2009        2008         2009
                                                       (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Loss                                      (110,754)    (3,303)    (320,192)
 Adjustments to reconcile net loss to net cash
  (used in) operating activities:                     -          -       10,000
   Common stock issued for services
   Changes in assets and liabilities:
    Prepaid expense                              (8,000)         -        8,000
    Accounts payable and accrued expenses        27,828        131       97,892

    Net Cash Used In Operating Activities       (90,926)    (3,172)    (220,300)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Deferred stock offering expenses               (32,842)         -      (32,842)
 Net advances from stockholder/officer          152,500          -      262,981
 Proceeds from sale of common shares                  -          -       19,450
     Net Cash Provided by Financing Activit     119,658          -      249,589

NET CHANGE IN CASH AND CASH EQUIVALENTS          28,732    (3,172)       29,289

CASH AND CASH EQUIVALENTS:
 Beginning of the Period                            557     4,014             -

 End of the Period                               29,289       842        29,289


Supplemental disclosure of non-cash activities:
  Discharge in full of stockholder/officer advances by issuing preferred stock, class P-1 for $192,500.

  Acquisition of patent rights valued at $12,252,500
  paid for by issuing preferred stock, class P-2
  for $12,252,500

The accompanying notes are an integral part of these financial statements.


                                    F - 6


                               TRIM HOLDING GROUP
                           (formerly TNT Designs, Inc.)
                           (A Development Stage Company)

                           NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS


Trim Holding Group (formerly TNT Designs, Inc.) (the "Company") was incorporated on February 17, 2004 in the state of Delaware. A substantial part of the Company's activities were involved in developing a business plan to market and distribute scarves, handbags and other products.

On June 16, 2009, the majority interest in the Company was purchased in a private agreement by Louis Bertoli, an individual, with the objective to acquire and/or merge with other businesses. At December 31, 2009, the Company had not yet commenced operations. Expenses incurred from February 17, 2004 (date of inception) through December 31, 2009 relate to the Company's formation and general administrative activities.

On October 7, 2009, the Company merged with and into Trim Nevada, Inc., which became the surviving corporation. The merger will not result in any change in the Company's management, assets, liabilities, net worth or location of principal executive offices. However, this merger changed the legal domicile from Delaware to Nevada where Trim Nevada, Inc. was incorporated. Each outstanding share of TNT Designs, Inc. were automatically converted into one share of the common stock of Trim Nevada, Inc.

Pursuant to the merger, the Company changed its name from TNT Designs, Inc. to Trim Holding Group and announced the change in the Company's business focus to health care and environmental quality sectors.

The Company, based on proposed business activities, is a ''blank check'' company. The Securities and Exchange Commission defines such a Company as ''a development stage company'' when it has no specific business plan or purpose, or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and is issued 'penny stock,' as defined in Rule 3a 51-1 under the Securities Exchange Act of 1934. Many states have enacted statutes, rules and regulations limiting the sale of securities of ''blank check'' companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in its securities, either debt or equity, until the Company concludes a business combination.

The Company was acquired as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation and, to a lesser extent that desires to employ the Company's funds in its business. The Company's principal business objective for the next twelve (12) months, and beyond such time, will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business. The analysis of new business opportunities will be undertaken by or under the supervision of the officers and directors of the Company.

NOTE 2 - BASIS OF PRESENTATION

The accompanying audited Financial Statements ("Financial Statements") have been prepared by management in accordance with generally accepted accounting principles ("GAAP") in the United States of America.


NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES


Development Stage Company
The Company is a development stage company. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All


                                     F - 7


                               TRIM HOLDING GROUP
                           (formerly TNT Designs, Inc.)
                           (A Development Stage Company)

                           NOTES TO FINANCIAL STATEMENTS


NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued)

losses accumulated, since inception, have been considered as part of the Company's development stage activities.

Use of Estimates
The preparation of financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from these estimates.

Year End
The Board of Directors approved the change of the Company's year end on October 7, 2009 from September 30 to December 31, pursuant to the merger described in Note 1.

Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Patents
It is the Company's policy to capitalize the costs associated with securing a patent. The patents will be carried at cost less accumulated amortization, which is calculated on a straight-line basis over a period of 10 years, which is estimated as the asset's useful life. Accumulated amortization as of December 31, 2009 and 2008 was $0.

Long-lived Assets
Long-lived assets are evaluated for impairment when events occur or circumstances indicate that the remaining estimated useful lives may warrant revision or that the remaining balances may not be recoverable. When this occurs, an estimate of undiscounted cash flows is used to determine if the remaining balances are recoverable.

Income Taxes
The Company accounts for income taxes under the asset and liability method, where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Effective January 1, 2009, the Company adopted Accounting Standards Codification guidance regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax positions is required to meet before being recognized in the financial statements and applies to all income tax positions. Each income tax position is assessed using a two step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon the technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. At December 31, 2009, there were no uncertain tax positions that require accrual.


                                     F - 8


                               TRIM HOLDING GROUP
                           (formerly TNT Designs, Inc.)
                           (A Development Stage Company)

                           NOTES TO FINANCIAL STATEMENTS


NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued)

None of the Company's federal or state income tax returns is currently under examination by the Internal Revenue Service ("IRS") or state authorities. However, fiscal years 2006 and later remain subject to examination by the IRS and respective states.

Net Loss per Share
Basic loss per share is computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share is computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period and the number of shares of common stock into which the preferred stock is convertible. Using the if-converted method, Series P-1 converts at 1.25-to-1 and Series P-2 converts 1-to-1.

As of December 31, 2009 and 2008, basic and diluted loss per share was the same as there were no outstanding instruments having a dilutive effect.

Recently Issued Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board ("FASB") established the FASB Accounting Standards Codification (Codification), which officially commenced July 1, 2009, to become the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. Generally, the Codification is not expected to change US GAAP. All other accounting literature excluded from the Codification will be considered non-authoritative. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted the new standards for our year ending December 31, 2009. All references to authoritative accounting literature are now referenced in accordance with the Codification.

In June 2009, FASB issued guidance related to consolidation of variable interest entities. This guidance amends Interpretation 46(R) to replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. This guidance shall be effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company does not expect the adoption of this guidance to have a material impact on its financial statements.

In June 2009, FASB issued guidance related to accounting for transfers of financial assets, in order to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement in transferred financial assets. This guidance must be applied as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This guidance must be applied to transfers occurring on or after the effective date. The Company does not expect the adoption of this guidance to have a material impact on its financial statements.


NOTE 4 - PATENTS

On December 31, 2009, the Company entered into a patent agreement with Allkey, Ltd. to obtain the full and exclusive right, title and interest in patents for a personal massaging device. Affiliates of Chief


                                     F - 8


                               TRIM HOLDING GROUP
                           (formerly TNT Designs, Inc.)
                           (A Development Stage Company)

                           NOTES TO FINANCIAL STATEMENTS


NOTE 4 - PATENTS (continued)

Executive Officer, majority shareholder and director, Louis Bertoli, own a minority interest of Allkey, Ltd. The patents purchased are for the United States, Canada and Mexico. In consideration for such patent rights, the Company issued 3,750,000 shares of Class P-2 preferred stock (each USD $7.00 par value) of the Company. Additionally, the Company acquired the option to acquire the exclusive patent rights in 46 other countries.

The Company has the right to repurchase some or all of the shares for USD $7.00 per share ($26,250,000 for all the Class P-2 preferred shares) on or before December 31, 2012. If the Company chooses not to repurchase the shares by such date, Allkey, Ltd. has the right to sell the shares to a third-party, subject to the Company's right of first refusal. If the proceeds from such third-party sale are less than USD $26,250,000, then the Company is obligated to pay the difference to Allkey, Ltd.

The patent rights and preferred stock issued were recorded at their estimated fair value as determined using the "relief from royalty" valuation model that takes into account, among other items, projected future revenue of products covered by the patent rights, an assumed royalty rate that the Company would pay if it had licensed the technology covered by the patents, and an appropriate discount rate based on the Company's estimated cost of capital. The initial fair value of the patent rights was determined to be $12,252,500 at December 31, 2009. As a result, the Class P-2 preferred stock has been recorded net of a discount of $13,997,500 to its par value of USD $7.00.

The amortization expense for these patent costs for the each of the next 5 years and in aggregate is as follows:

For the years ended December 31,

             2010                   $   1,225,250
             2011                       1,225,250
             2012                       1,225,250
             2013                       1,225,250
             2014                       1,225,250
          2015-2019                     6,126,250
                                    $  12,252,500




NOTE 5 - DUE TO OFFICER

As of December 31, 2008, a retiring officer and then majority shareholder had made advances of $70,271. These advances and the related accrued expenses of $17,003 as of December 31, 2008
($39,687 as of June 16, 2009, date of discharge) were discharged and transferred to Additional
Paid-In Capital in accordance with the private sale agreement between the retiring officer and Louis Bertoli (current majority shareholder).

The current majority shareholder loaned the Company $152,500 during the three months ended December 31, 2009 to be used for working capital.

On December 4, 2009, the Company issued 22,000 shares of Series 1, Class P-1 Preferred Stock
(par value $8.75 per share) to Louis Bertoli (director and officer of the Company) in consideration for satisfaction of this outstanding debt. Balance of debt on date of discharge was $192,500.


                                     F - 10


                               TRIM HOLDING GROUP
                           (formerly TNT Designs, Inc.)
                           (A Development Stage Company)

                           NOTES TO FINANCIAL STATEMENTS


NOTE 6 - RELATED PARTY TRANSACTIONS

On July 20, 2009, the Company entered into a two-year consulting agreement with Amersey Investment Holding LLC (affiliated party). The affiliated party will provide office space, office identity and assist the Company with corporate, financial, administrative and management records. During 3 months ended December 31, 2009, the Company incurred expenses of $15,000 in relation to these services.

As of December 31, 2009, the Company had prepaid expenses from this affiliated party for administrative service of $8,000, which is included on the Balance Sheet as Prepaid Expense.

A patent was purchased December 31, 2009 from a related party, as described in detail in Note 4.

NOTE 7 - INCOME TAXES

The Company has incurred losses since February 17, 2004 (inception). The Company has a net operating loss carry forward for income tax purposes of approximately $334,000 that may be applied against future taxable income.

Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. The principal source of timing difference is the timing of the utilization of the net operating losses.

The Company is uncertain whether it will realize any future tax benefit of its deferred tax asset and, accordingly, a full valuation allowance was provided against the Company's deferred tax asset.


As of December 31, 2009 and 2008, the deferred tax asset computed by applying the U.S. statutory income tax rate of 34% tax bracket consists of the following:




                                        2009            2008

Federal loss carry forwards       $   113,000      $   39,000
State loss carry forwards              13,000           4,000

Deferred tax asset                    126,000          43,000
Valuation allowance                  (126,000)        (43,000)

                                  $         -      $        -


The approximate available unused capital loss carry forward expiring at various dates through December 31, 2029 is $334,000.

NOTE 8 - STOCKHOLDERS' EQUITY

On October 7, 2009, pursuant to the merger described in Note 1, the Company increased the number of authorized shares of common stock from 30,000,000 to 400,000,000 with no change in par value of $0.0001 per share.

Pursuant to the merger described in Note 1, the Company also authorized the designation of two classes of preferred stock totaling 100,000,000 shares. The first class is called Series 1, Class P-1 consisting of 25,000,000 authorized shares with a par value of $8.75 per share; each share will have voting rights equal to 100 shares of common stock; each share will be convertible into 1.25 shares of


                                     F - 11


                               TRIM HOLDING GROUP
                           (formerly TNT Designs, Inc.)
                           (A Development Stage Company)

                           NOTES TO FINANCIAL STATEMENTS


NOTE 8 - STOCKHOLDERS' EQUITY (continued)

common stock at the discretion of the shareholder. The second class is called Series 1, Class P-2 consisting of 75,000,000 authorized shares with a par value of $7.00 per share; each share will have the voting rights equal to 1 share of common stock; each share will be convertible into one share of common stock at shareholder's discretion.

The holders of Series 1, Class P-1 shares are entitled to dividends declared on Common Stock, as if the shares were converted to Common Stock at the ratio of 1.25-to-1. The holders of Series 1, Class P-2 shares are entitled to dividends declared on Common Stock, as if the shares were converted to Common Stock at the ratio of 1-to-1.

The holders of preferred stock, both Series 1, Class P-1 and Series 1, Class P-2 shall have the right to liquidate and convert their shares at any time, upon written election to the Company.

On December 30, 2009, the Company filed a Form S-1, using the "shelf" registration process, with the Securities and Exchange Commission to register 15,000,000 shares of our common stock, par value USD $0.0001, with a proposed maximum offering price per unit of USD $7.00. Under the shelf registration, the Company from time to time may sell the securities registered in one or more offerings up to an aggregate initial dollar amount of USD $105,000,000.

NOTE 9 - SUBSEQUENT EVENTS

The Company has performed a review of all events that occurred after December 31, 2009. The Company did not have any subsequent events.


                                     F - 12